COMMON

15986



COMMON

ELECTRO-SENSORS, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF MINNESOTA

See reverse side for certain definitions

CUSIP 285233 10 2

THIS CERTIFIES THAT **SPECIMEN** *is the owner of*

FULL-PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK OF THE PAR VALUE OF TEN CENTS EACH OF

ELECTRO-SENSORS, INC.

transferable only on the books of the corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this certificate properly endorsed.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar.

IN WITNESS WHEREOF, the said corporation has caused this certificate to be signed by its authorized officers and to be sealed with the seal of the corporation.

Dated:

P. R. Peterson
SECRETARY

ELECTRO-SENSORS, INC. CORPORATE SEAL MINNESOTA

James P. Slattery
PRESIDENT